Exhibit 99.1

iRhythm Technologies Announces First Quarter 2017 Financial Results

Raises Guidance for Full Year 2017

SAN FRANCISCO, May 3, 2017 -- iRhythm Technologies, Inc. (NASDAQ: IRTC), a leading digital health care solutions company focused on the advancement of cardiac care, today reported financial results for the three months ended March 31, 2017.

First Quarter 2017 Financial Results

•	Revenue for the quarter ended March 31, 2017 increased 67% year-over-year to $21.4 million
•	Gross margin for the first quarter 2017 was 70.4% versus 63.8% in the first quarter of 2016

First Quarter 2017 Business Highlights

•

The American College of Cardiology (ACC), the American Heart Association (AHA), and the Heart Rhythm Society (HRS) jointly issued a new guideline that recommends the use of cardiac monitors such as the Zio Service when evaluating patients with syncope (fainting).

•

The National Institute for Health and Care Excellence (NICE) in the U.K. issued a publication citing evidence that demonstrates the high diagnostic yield of the company’s Zio Service compared to the Holter monitor.

•

The results of a study comparing detection rates of atrial fibrillation between the company's Zio Service and the Holter monitor in patients following stroke was accepted as a late-breaking clinical trial oral presentation at the 3rd European Stroke Organisation Conference, to be held in Prague on May 18, 2017.

"Adoption of our Zio Service continued at a strong pace in the first quarter. While taking a highly disciplined and measured approach to hiring, we made substantial progress expanding our sales organization, and have now nearly completed building out our sales management and support infrastructure.  In addition, we were also successful in expanding reimbursement coverage and contracts with commercial payors to increase patient access,” said Kevin King, CEO. "I am pleased with the growing market penetration of our Zio Service and the positive impact we are making on the early diagnosis and treatment of cardiac arrhythmias.”

First Quarter Financial Results

Revenue for the three months ended March 31, 2017 increased 67% to $21.4 million, from $12.9 million during the same period of the prior year. The increase in revenue was due primarily to increased volume of the Zio Service.

Gross profit for the first quarter of 2017 was $15.1 million, or 70% gross margin, up from $8.2 million, or 64% gross margin, in the same period of the prior year.

Operating expenses for the first quarter of 2017 were $19.8 million, an increase of 52% compared to the same period of the prior year. The increase in operating expenses was driven primarily by selling, general and administrative expenses used to expand the company’s sales force and support the growth in operations.

Loss from operations for the first quarter of 2017 was $4.7 million, compared to $4.9 million for the same period of the prior year.

Cash, cash equivalents, short-term investments, and long-term investments totaled $109.4 million as of March 31, 2017.

Guidance for Full Year 2017

iRhythm projects revenue for the full year 2017 to range from $88 to $92 million, gross margins for the full year 2017 to range from 70% to 72% and operating expenses for the full year 2017 to be between $85 and $88 million. This compares to previous guidance of $85 to $90 million in revenue, 69% to 71% in gross margins, and $82 and $86 million in operating expenses for the full year 2017 provided on February 15, 2017.

Webcast and Conference Call Information

iRhythm’s management team will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET. Investors interested in listening to the conference call may do so by dialing (844) 348-0016 for domestic callers or (213) 358-0876 for international callers, and referencing Conference ID: 93436882 or from the webcast on the “Investor Relations” section of the company’s website at: www.irhythmtech.com.

About iRhythm Technologies, Inc.
iRhythm is a commercial-stage digital health care company redefining the way cardiac arrhythmias are clinically diagnosed. The company combines wearable biosensor devices worn for up to 14 days and cloud-based data analytics with powerful proprietary algorithms that distill data from millions of heartbeats into clinically actionable information. The company believes improvements in arrhythmia detection and characterization have the potential to change clinical management of patients.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements include statements regarding financial guidance. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled “Risk Factors” and elsewhere in our Form 10-K filing made with the Securities and Exchange Commission on March 31, 2017. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. iRhythm disclaims any obligation to update these forward-looking statements.

Investor Relations Contact:	Media Contact:
Lynn Pieper Lewis or Leigh Salvo	Aaron Murphy
(415) 937-5404	(415) 229-3331
investors@irhythmtech.com	media@irhythmtech.com

IRHYTHM TECHNOLOGIES, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$15,583	$51,643
Short-term investments	77,397	54,407
Accounts receivable, net	10,982	9,406
Inventory	1,156	1,390
Prepaid expenses and other current assets	1,388	1,671
Restricted cash	91	91
Total current assets	106,597	118,608
Investments, long-term	16,429	10,981
Property and equipment, net	5,529	4,653
Goodwill	862	862
Other assets	3,384	3,052
Total assets	$132,801	$138,156
Liabilities, Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,413	$2,103
Accrued liabilities	8,284	10,165
Deferred revenue	980	947
Total current liabilities	10,677	13,215
Debt	32,652	32,227
Deferred rent, noncurrent portion	26	26
Accrued interest, net of current portion	134	126
Total liabilities	43,489	45,594
Convertible preferred stock	—	—
Stockholders’ equity:
Common stock	27	22
Additional paid-in capital	221,776	219,718
Accumulated other comprehensive income	(19)	(9)
Accumulated deficit	(132,472)	(127,169)
Total stockholders’ equity	89,312	92,562
Total liabilities, convertible preferred stock and stockholders’ equity	$132,801	$138,156

IRHYTHM TECHNOLOGIES, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2017	2016
Revenue	$21,437	$12,854
Cost of revenue	6,337	4,659
Gross profit	15,100	8,195
Operating expenses:
Research and development	2,621	1,545
Selling, general and administrative	17,224	11,521
Total operating expenses	19,845	13,066
Loss from operations	(4,745)	(4,871)
Interest expense	(822)	(795)
Other expense, net	264	(460)
Net loss	$(5,303)	$(6,126)
Net loss per common share, basic and diluted	$(0.24)	$(4.34)
Weighted-average shares used to compute net loss per common share, basic and diluted	22,151,926	1,413,052